Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm we hereby consent to the incorporation by reference in  Registration Statement on Forms S-1 (Nos. 333-139592, 333-146856, and 333-147440), Form S-3 (No. 333-215604), and Forms S-8 (Nos. 333-09911, 333-131051, 333-145454, 333-168606, 333-168607, 333-196937, 333-196940 and 333-204431) of our report dated November 21, 2019, with respect to the consolidated financial statements of Amtech Systems, Inc., as of September 30, 2019 and 2018 and for each of the three years in the period ended September 30, 2019, and our report dated November 21, 2019 relating to the effectiveness of Amtech Systems, Inc.’s internal controls over financial reporting as of September 30, 2019, included in this Annual Report on Form 10-K of Amtech Systems, Inc. for the year ended September 30, 2019.

/s/ MAYER HOFFMAN MCCANN P.C.

Phoenix, Arizona
November 21, 2019